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Exhibit (a)(5)(I)

News Release

OfficeMax Media Contact Bill Bonner 630 438 8584	OfficeMax Investor Relations Contact John Jennings 630 438 8760

For Immediate Release: May 10, 2005

OFFICEMAX ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER

        ITASCA, Ill.—OfficeMax® Incorporated (NYSE: OMX), a leader in office products and services, today announced the preliminary results of its modified "Dutch Auction" tender offer to purchase up to 23,500,000 shares of the company's common stock. The tender offer expired at 12:00 midnight, New York City time, on Monday, May 9, 2005.

        Based on a preliminary count by the depositary for the tender offer, approximately 23,667,272 shares of common stock were properly tendered and not withdrawn at a price at or below $33.00 per share, including 15,745,159 shares that were tendered through notice of guaranteed delivery. Based on these preliminary results, the company expects to purchase 23,500,000 shares of our common stock at a purchase price of $33.00 per share. Because the number of shares tendered at or below the purchase price exceeds the number of shares the company expects to purchase, the preliminary proration factor for the tender offer is 99.29%.

        The number of shares to be purchased, proration factor and purchase price per share are preliminary, and subject to confirmation by the depositary of the proper delivery of all shares tendered and not withdrawn. The actual number of shares purchased, the final purchase price, and the final proration factor, if any, will be announced following completion of the verification process. The company will then promptly commence payment for the shares of common stock accepted for purchase, and return all other shares tendered and not accepted for purchase.

        Investor questions concerning the tender offer may be directed to the information agent, D.F. King & Co., Inc. at (800) 347-4750, or the dealer manager, Goldman, Sachs & Co. at (800) 323-5678.

About OfficeMax

        OfficeMax is a leader in both business-to-business and retail office products distribution. The company provides office supplies, and paper, print and document services, technology products and solutions, and furniture to large, medium, and small businesses and consumers. OfficeMax customers are served by more than 41,000 associates through direct sales, catalogs, the Internet, and 935 superstores.

Forward-Looking Statements

        Certain statements made in this press release and other written or oral statements made by or on behalf of the Company may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the Company which may cause results to differ from expectations are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, including under the caption "Cautionary and Forward-Looking Statements", and in other filings with the SEC.

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  Exhibit (a)(5)(I)